SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 24, 2005

ACE*COMM Corporation

(Exact name of registrant as specified in its charter)

Maryland	000-21059	52-1283030

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

704 Quince Orchard Road, Gaithersburg, Maryland 20878

(Address of principal executive offices)

Registrant’s telephone number, including area code: (301) 721-3000

Not Applicable

(Former name or former address, if changed since last report)

     Item 1.01 Entry into a Material Definitive Agreement

     On March 24, 2005, ACE*COMM Corporation completed the acquisition of Double Helix Solutions Limited, a company based in London that operates under the name 2helix, a provider of network asset assurance, revenue optimization, and business intelligence solutions to Tier 1 carriers, primarily in the European sector. 2helix’s management team, led by CEO Noga Confino and CTO Jean-François Jodouin, will join ACE*COMM. Ms. Confino will assume the position of Managing Director for European Business Development and Mr. Jodouin will become the combined Company’s Chief Technology Officer. Founded in 1999, 2helix achieved revenues of US$9.5 million in fiscal year 2004, and currently employs 24 fulltime staff.

     The total purchase price for the acquisition was £4.4 million, or approximately $8.3 million, plus additional consideration under an earn-out equal to the the excess of 2helix revenues during the next 12 months over £3.5 million. The purchase price consisted of 1,740,294 shares of ACE*COMM common stock valued at a per share price of $3.1648, the 10 day volume weighted average price of ACE*COMM common stock, and notes with a six month maturity in the aggregate principal amount of £1.5 million, or approximately $2.8 million. These notes are each payable, at ACE*COMM’s option, in cash or ACE*COMM common stock valued at a per share price of $3.1648, as is the earn-out payment (if any).

     Some of the notes are convertible to shares of ACE*COMM common stock, may be prepaid at any time prior to maturity, and will bear interest after the first 20 business days at 15% per annum. The remaining notes bear interest of 7.5% per annum and cannot be prepaid prior to maturity. If ACE*COMM pays these notes in common stock, the lower interest notes will require additional interest or premium equal to 50% of the value of the amount paid in ACE*COMM common stock. If all of the notes are paid in ACE*COMM common stock, the aggregate number of shares issued would be approximately 1,029,000 shares. This would bring the total number of shares of ACE*COMM common stock issuable in the transaction (excluding the earn-out) to approximately 2,769,000, or approximately 17% of the ACE*COMM common stock after giving effect to the transaction. The maximum number of shares of ACE*COMM common stock issuable in the acquisition, including the amount paid at closing, the maximum shares issuable under the notes and shares issuable in the earn-out, is limited to approximately 2.8 million shares under Nasdaq rules unless shareholder approval of additional issuances is obtained. ACE*COMM has agreed to register the shares of ACE*COMM common stock issued in the transaction within 180 days of the closing date.

     The Purchase Agreement for the acquisition contains representations and warranties, covenants and other provisions that ACE*COMM believes are typical of transactions of this type. A copy of the Purchase Agreement is attached hereto as Exhibit 2.1 and incorporated herein by reference.

     Copies of the notes issued under the Purchase Agreement are attached hereto as Exhibit 4.1 and are incorporated herein by reference.

     A copy of the press release announcing the Purchase Agreement is attached hereto as Exhibit 99.2 and is deemed filed and incorporated herein by reference.

Item 2.01 Completion of Acquisition or Disposition of Assets

     The information disclosed in Item 1.01 of this Current Report on Form 8-K with respect to the Purchase Agreement and the acquisition is incorporated into this Item 2.01.

Item 3.02 Unregistered Sale of Equity Securities

     The information disclosed in Item 1.01 of this Current Report on Form 8-K with respect to the Purchase Agreement and the issuance of unregistered shares in the acquisition is incorporated into this Item 3.02. The share issuance was exempt from registration under Regulation S of the Securities Act of 1933, as amended.

Item 9.01 Financial Statements and Exhibits.

(a) Financial statements of the business acquired are not included in this Current Report on Form 8-K and shall be filed by an amendment to this Current Report on Form 8-K within 71 calendar days of the date hereof.

(b) Not applicable.

(c) Exhibits.

2.1	Purchase Agreement dated as of March 24, 2005 by and among ACE*COMM Corporation, Springreel Limited and Noga Confino.

4.1	Notes issued by ACE*COMM Corporation on March 24, 2005 in favor of Springreel Limited and Noga Confino.

99.1	Press release dated March 24, 2005 announcing entering into the Purchase Agreement by and among ACE*COMM Corporation, Springreel Limited and Noga Confino.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACE*COMM CORPORATION (Registrant)

Date: March 29, 2005	/s/ Steven R. Delmar Name: Steven R. Delmar Title: Chief Financial Officer

Exhibit Index

Exhibit
   No.      Description

2.1	Purchase Agreement, dated as of March 24, 2005 by and among ACE*COMM Corporation, Springreel Limited and Noga Confino.

4.1	Notes issued by ACE*COMM Corporation on March 24, 2005 in favor of Springreel Limited and Noga Confino.

99.1	Press release dated March 24, 2005 announcing the acquisition of 2helix.